Exhibit 10.1

FIRST AMENDMENT TO
API SUPPLY AGREEMENT
This first Amendment (“First Amendment”) is entered into as of February 26, 2021 (the “First Amendment Effective Date”), by and between Xeris Pharmaceuticals, Inc. (“Xeris”) and Bachem Americas, Inc. (“Bachem”). Xeris and Bachem may be referred to individually as a “Party” or collectively as the “Parties.” Capitalized terms used in this First Amendment without definition shall have the same meaning as set forth in the Agreement (defined below).

WHEREAS Xeris and Bachem entered into that certain API Supply Agreement for Glucagon, dated and effective January 1, 2018 (“the Agreement”); and
WHEREAS the Parties have agreed to amend the Agreement to change the product code for Glucagon, delete certain storage provisions and make the other changes described herein;
NOW THEREFORE in consideration of the mutual promises contained herein, effective as of the First Amendment Effective Date, the Parties affirm and agree as follows:
1.The first paragraph of the Agreement and Section 11.5 of the Agreement are each hereby amended to delete the reference to “Suite 1800” in Xeris’ address and insert in lieu thereof “Suite 1600”.
2.Section 1.2 of the Agreement is hereby amended to delete the reference to “product code [***]” and replace with “Product Code [***]”.
3.Section 1.15 of the Agreement “Warehouse” is deleted in its entirety.
4.Section 2.4 of the Agreement “Shipping and Warehousing” is deleted in its entirety and replaced with the following:
2.4 Shipping. BACHEM shall deliver quantities of API ordered by XERIS in accordance with Section 2.3 above, to the locations specified in the applicable Purchase Order. Shipments may be shipped DDP (Incoterms 2010) direct to XERIS US locations specified on a Purchase Order. Pricing excludes shipping, duties and taxes and other applicable shipping fees, which shall be invoiced separately. BACHEM shall ensure API is shipped and stored according to cGMP’s and Specifications. BACHEM shall request advance import and customs information from XERIS as required and ship API, together with all relevant documentation relating to the API, including, but not limited to those documents listed in Exhibit 2, in accordance with any agreed-upon shipment specifications or as otherwise reasonably directed by XERIS in writing and in accordance with this Agreement. XERIS shall only be obligated to pay for quantities of API actually delivered in compliance with the applicable Purchase Order and the terms of this Agreement.

5.Exhibit 2 of the Agreement is hereby amended by deleting the last line of Exhibit 2 is deleted in its entirety and replaced with the following:
“Temperature data logger for BBU/Xeris shipments”
6.The Agreement is hereby amended by inserting new Section 11.13 immediately after Section 11.12 as follows:
“11.13 Equal Opportunity Clause. If applicable, BACHEM shall abide by the requirements of 41 CFR Sections 60-1.4(a), 60- 300.5(a) and 60-741.5(a). These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities and prohibit discrimination against all individuals based on their race, color religion, sex, sexual orientation, gender identity, or national origin. Moreover, these regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, sexual orientation, gender identity, national origin, protected veteran status or disability. This contract may also be subject to Executive Order 13496.”
This First Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, as if entered into by New York residents and executed and wholly performed within the State of New York. This First Amendment may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. All other terms, conditions and obligations of the Agreement shall remain in force. To the extent any provision of the Agreement conflicts with any provision of this First Amendment, this First Amendment shall control.

IN WITNESS THEREOF, each of Xeris and Bachem have caused this First Amendment to be executed by their respective duly authorized representatives as of the First Amendment Effective Date.

Xeris Pharmaceuticals, Inc.	Bachem Americas, Inc.
By : /s/ Ronald Mihalcean	By: /s/ Peter Hutchings
Ronald Mihalcean	Peter Hutchings
Title: VP, Supply Chain	Title: VP, BD and Sales Americas

By: /s/ Michael Brenk
Michael Brenk
Title: VP, Finance/HR